Exhibit 99.1

Gran Tierra Energy Inc. Announces 2021 Year-End Reserves

•	Achieved 148% PDP and 123% 1P Reserves Replacement

•	Added 14.3 MMBOE of PDP Reserves and 11.9 MMBOE of 1P Reserves

•	Realized PDP Finding and Development Costs of $9.51 per Barrel

•	100% of Reserves Additions Were Oil

•	1P Net Asset Value per Share Before Tax of $2.61, Up 127% from 2020

•	2P Net Asset Value per Share Before Tax of $4.72, Up 45% from 2020

•	1P Reserves Equal 65% of 2P Reserves, Demonstrating Strength of Company's Proved Reserves Base

CALGARY, Alberta – January 25, 2022 – Gran Tierra Energy Inc. ("Gran Tierra" or the "Company") (NYSE American:GTE)(NYSE MKT:GTE)(TSX:GTE)(LSE:GTE), a company focused on international oil exploration and production with assets currently in Colombia and Ecuador, today announced the Company's 2021 year-end reserves as evaluated by the Company's independent qualified reserves evaluator McDaniel & Associates Consultants Ltd. ("McDaniel") in a report with an effective date of December 31, 2021 (the "GTE McDaniel Reserves Report").

All dollar amounts are in United States ("U.S.") dollars and all reserves and production volumes are on a working interest before royalties ("WI") basis. Production is expressed in barrels ("bbl") of oil per day ("bopd"), while reserves are expressed in bbl, bbl of oil equivalent ("boe") or million boe ("MMBOE"), unless otherwise indicated. All reserves values, future net revenue and ancillary information contained in this press release have been prepared by McDaniel and calculated in compliance with Canadian National Instrument 51-101 – Standards of Disclosure for Oil and Gas Activities (“NI 51-101”) and the Canadian Oil and Gas Evaluation Handbook ("COGEH") and derived from the GTE McDaniel Reserves Report, unless otherwise expressly stated. The following reserves categories are discussed in this press release: Proved Developed Producing ("PDP"), Proved ("1P"), 1P plus Probable ("2P") and 2P plus Possible ("3P").

Highlights

2021 Year-End Reserves and Values

Before Tax (as of December 31, 2021)	Units	1P	2P	3P
Reserves	MMBOE	81	125	162
Net Present Value at 10% Discount ("NPV10")	$ million	1,625	2,401	3,082
Debt[1]	$ million	668	668	668
Net Asset Value (NPV10 less Debt) ("NAV")	$ million	957	1,733	2,414
Outstanding Shares	million	367	367	367
NAV per Share	$/share	2.61	4.72	6.58
NAV per Share Change from December 31, 2020%		127%	45%	31%

After Tax (as of December 31, 2021)	Units	1P	2P	3P
Reserves	MMBOE	81	125	162
NPV10	$ million	1,250	1,739	2,169
Debt[1]	$ million	668	668	668
NAV	$ million	582	1,071	1,501
Outstanding Shares	million	367	367	367
NAV per Share	$/share	1.59	2.92	4.09
NAV per Share Change from December 31, 2020%		124%	31%	18%

•	During 2021, Gran Tierra achieved:

◦	Material growth in its 2021 year-end 1P NPV10 before tax valuation, which increased by 36% compared to 2020 year-end and 2P NPV10 before tax valuation, which increased by 22% over the same time period, driven by a successful development program and a strong recovery in oil prices. The Company's 2021 year-end 1P NPV10 and 2P NPV10 after tax valuations increased 21% and 9% respectively, compared to 2020 year-end.

◦	Strong PDP reserves replacement of 148%, with PDP reserves additions of 14.3 MMBOE.

◦	Strong 1P reserves replacement of 123%, with 1P reserves additions of 11.9 MMBOE.

◦	The material PDP and 1P reserve additions were largely driven by successful development drilling results at Acordionero and Costayaco, where the Company achieved on-budget development drilling costs and ongoing successful waterflooding operations.

◦	Finding and development costs ("F&D") including future development costs ("FDC") of $9.51/boe on a PDP basis and $18.44/boe on a 1P basis.

◦	Three-year average F&D including FDC of $17.08/boe on a 1P basis.

◦	Strong F&D recycle ratios including FDC of 4.0 times (PDP) and 2.0 times (1P).

◦	Significant reserves additions at Acordionero: 7.4 MMBOE (PDP) and 7.5 MMBOE (1P).

•	Gran Tierra's four major oil assets, Acordionero, Costayaco, Moqueta and Suroriente (all on waterflood) represent 84% of the Company's 1P reserves and 78% of its 2P reserves.

•	The Company is benefiting from ongoing material cost reductions for development drilling, completions and workovers in the Acordionero oil field, Gran Tierra's largest oil asset:

◦	The Company drilled 20 development wells in Acordionero during 2021

◦	These new wells were drilled for an average cost of approximately $1.1 million per well, a 27% reduction from the 2020 average and a 42% reduction from the 2019 average

◦	These new wells' completion costs averaged approximately $0.7 million per well, down 14% from the 2020 average and down 41% from the 2019 average

◦	The average 2021 workover cost of an existing well was $0.4 million per well, down 53% from the 2019 average

•	PDP reserves account for 59% of 1P reserves and 1P reserves account for 65% of 2P reserves, demonstrating the strength of the Company's reserves base and the potential future conversion of Probable reserves into 1P reserves and Proved Undeveloped reserves into PDP reserves.

•	Gran Tierra's mature waterflood assets, Costayaco and Moqueta, continued to grow and deliver value, with total reserves additions of 4.6 MMBOE (PDP) and 4.8 MMBOE (1P), respectively.

•	FDC are forecast to be $382 million for 1P reserves and $578 million for 2P reserves; increases in FDC relative to 2020 reflect that McDaniel has now recognized 61 Proved Undeveloped future drilling locations (up from 48 in 2020) and 94 Proved plus Probable Undeveloped future drilling locations (up from 81 in 2020).

Gary Guidry, President and Chief Executive Officer of Gran Tierra, commented: “During 2021, Gran Tierra achieved strong 148% PDP and 123% 1P reserves replacement through our successful results from our development drilling, waterflooding programs and field performance. We completed our 2021 development plan on-budget including waterflooding efforts and development drilling in the Acordionero and Costayaco oil fields, as well as workover activities in the Moqueta oil field. The success the Company achieved in 2021 also reflects our ongoing conversion of reserves from the Probable to the Proved category. With 94 Proved plus Probable Undeveloped future drilling locations, Gran Tierra is well positioned to continue to grow the Company's production in 2022 and beyond.

During 2021, a combination of our ongoing reductions in per well drilling, completion and workover costs, our focus on maintaining low operating costs and the strong rebound in oil prices drove significant increases in our NAV per share after tax values to $1.59 per share (1P), up 124% from 2020, and $2.92 per share (2P), up 31% from 2020. With this significant growth in our NAV per share values in 2021, we believe Gran Tierra is well positioned to potentially offer exceptional long-term stakeholder value."

Future Net Revenue

Future net revenue reflects McDaniel’s forecast of revenue estimated using forecast prices and costs, arising from the anticipated development and production of reserves, after the deduction of royalties, operating costs, development costs and abandonment and reclamation costs but before consideration of indirect costs such as administrative, overhead and other miscellaneous expenses. The estimate of future net revenue below does not necessarily represent fair market value.

Consolidated Properties at December 31, 2021

Proved (1P) Total Future Net Revenue ($ million)

Forecast Prices and Costs

	Sales Revenue	Total Royalties	Operating Costs	Future Development Capital	Abandonment and Reclamation Costs	Future Net Revenue Before Future Taxes	Future Taxes	Future Net Revenue After Future Taxes*
2022-2026 (5 Years)	3,288	(607)	(706)	(382)	(2)	1,591	(330)	1,261
Remainder	1,684	(296)	(651)	—	(59)	678	(207)	471
Total (Undiscounted)	4,972	(903)	(1,357)	(382)	(61)	2,269	(537)	1,732
Total (Discounted @ 10%)	3,483	(638)	(867)	(335)	(18)	1,625	(375)	1,250

Consolidated Properties at December 31, 2021

Proved Plus Probable (2P) Total Future Net Revenue ($ million)

Forecast Prices and Costs

Years	Sales Revenue	Total Royalties	Operating Costs	Future Development Capital	Abandonment and Reclamation Costs	Future Net Revenue Before Future Taxes	Future Taxes	Future Net Revenue After Future Taxes*
2022-2026 (5 Years)	4,101	(755)	(805)	(578)	(2)	1,961	(484)	1,477
Remainder	3,724	(669)	(1,115)	—	(73)	1,867	(616)	1,251
Total (Undiscounted)	7,825	(1,424)	(1,920)	(578)	(75)	3,828	(1,100)	2,728
Total (Discounted @ 10%)	4,902	(898)	(1,101)	(484)	(18)	2,401	(662)	1,739

Consolidated Properties at December 31, 2021

Proved Plus Probable Plus Possible (3P) Total Future Net Revenue ($ million)

Forecast Prices and Costs

Years	Sales Revenue	Total Royalties	Operating Costs	Future Development Capital	Abandonment and Reclamation Costs	Future Net Revenue Before Future Taxes	Future Taxes	Future Net Revenue After Future Taxes*
2022-2026 (5 Years)	4,749	(875)	(879)	(707)	(1)	2,287	(631)	1,656
Remainder	5,559	(1,068)	(1,494)	—	(83)	2,914	(969)	1,945
Total (Undiscounted)	10,308	(1,943)	(2,373)	(707)	(84)	5,201	(1,600)	3,601
Total (Discounted @ 10%)	6,087	(1,136)	(1,275)	(577)	(17)	3,082	(913)	2,169

*The after-tax net present value of the Company's oil and gas properties reflects the tax burden on the properties on a stand-alone basis. It does not consider the corporate tax situation, or tax planning. It does not provide an estimate of the value at the Company level which may be significantly different. The Company's financial statements, when available for the year ended December 31, 2021, should be consulted for information at the Company level.

Total Company WI Reserves

The following table summarizes Gran Tierra’s NI 51-101 and COGEH compliant reserves in Colombia and Ecuador derived from the GTE McDaniel Reserves Report calculated using forecast oil and gas prices and costs. Gran Tierra has determined that Ecuador reserves, included in Total Probable and Total Possible reserve categories for Light and Medium Crude Oil, are not material to present separately on a country basis. Therefore all amounts are presented on a consolidated basis.

	Light and Medium Crude Oil	Heavy Crude Oil	Conventional Natural Gas	2021 Year- End
Reserves Category	Mbbl*	Mbbl*	MMcf**	Mboe***
Proved Developed Producing	22,320	25,195	890	47,663
Proved Developed Non-Producing	2,509	6	—	2,515
Proved Undeveloped	14,091	16,405	844	30,637
Total Proved	38,920	41,606	1,734	80,815
Total Probable	19,849	23,882	872	43,876
Total Proved plus Probable	58,769	65,488	2,606	124,691
Total Possible	22,419	15,257	703	37,794
Total Proved plus Probable plus Possible	81,188	80,745	3,309	162,485

*Mbbl (thousand barrels of oil).

**MMcf (million cubic feet).

***MBOE (thousand boe).

Net Present Value Summary

Gran Tierra's reserves were evaluated using McDaniel's commodity price forecasts at January 1, 2022. It should not be assumed that the net present value of cash flow estimated by McDaniel represents the fair market value of the reserves.

Total Company	Discount Rate
($ millions)	0%	5%	10%	15%	20%
Before tax
Proved Developed Producing	1,363	1,197	1,069	968	887
Proved Developed Non-Producing	71	55	44	36	30
Proved Undeveloped	835	647	512	412	337
Total Proved	2,269	1,899	1,625	1,416	1,254
Total Probable	1,559	1,076	776	582	450
Total Proved plus Probable	3,828	2,975	2,401	1,998	1,704
Total Possible	1,373	944	681	512	398
Total Proved plus Probable plus Possible	5,201	3,919	3,082	2,510	2,102
After tax
Proved Developed Producing	1,124	994	891	809	742
Proved Developed Non-Producing	53	42	33	27	22
Proved Undeveloped	555	421	326	254	201
Total Proved	1,732	1,457	1,250	1,090	965
Total Probable	996	684	489	363	277
Total Proved plus Probable	2,728	2,141	1,739	1,453	1,242
Total Possible	873	599	430	320	247
Total Proved plus Probable plus Possible	3,601	2,740	2,169	1,773	1,489

Total Company WI Reserves Reconciliation

	Proved	Proved plus Probable	Proved plus Probable plus Possible
	MBOE	MBOE	MBOE
December 31, 2020	78,631	132,558	174,450
Extensions	9,374	10,484	13,252
Improved Recoveries	2,478	—	—
Technical Revisions	(1,011)	(9,463)	(16,416)
Discoveries	—	—	—
Economic Factors	1,018	787	874
Production	(9,675)	(9,675)	(9,675)
December 31, 2021	80,815	124,691	162,485

Reserve Life Index

December 31, 2021*
Total Proved	8
Total Proved plus Probable	12
Total Proved plus Probable plus Possible	15

* Calculated using average fourth quarter 2021 WI production of 29,493 bopd.

Future Development Costs

FDC reflects McDaniel's best estimate of what it will cost to bring the Proved Undeveloped and Probable reserves on production. Changes in forecast FDC occur annually as a result of development activities, acquisition and disposition activities, and changes in capital cost estimates based on improvements in well design and performance, as well as changes in service costs. FDC for 2P reserves increased to $578 million at year-end 2021 from $565 million at year-end 2020. The increase in FDC in 2021 was predominantly attributed to the increase in the numbers of future development well locations identified by McDaniel in the Acordionero field.

($ millions)	Total Proved	Total Proved Plus Probable
2022	137	140
2023	132	160
2024	94	172
2025	17	76
2026	2	30
Remainder	—	—
Total (undiscounted)	382	578

($) millions	Proved	Proved plus Probable	Proved plus Probable plus Possible
Acordionero	157	189	189
Suroriente	14	14	14
Chaza Block (Costayaco & Moqueta)	95	113	121
Other	116	262	383
Total FDC Costs (undiscounted)	382	578	707

Finding and Development Costs

Reserves (MBOE)	Year Ended December 31, 2021
Proved Developed Producing	47,663
Total Proved	80,815
Capital Expenditures ($000s)
- including and excluding acquired properties	148,016
Operating Netbacks* ($/bbl, per WI sales volumes)
Operating Netback* - fourth quarter	37.76

*Operating Netback is a Non-GAAP measure and does not have a standardized meaning under GAAP. Operating netback as presented is defined as oil sales less operating and transportation expenses. See "Non-GAAP Measures" in this press release.

Finding and Development Costs, Excluding FDC*

Year Ended December 31, 2021
Proved Developed Producing
Reserve Additions (MBOE)	14,338
F&D Costs ($/BOE)	10.32
F&D Recycle Ratio	3.7

Finding and Development Costs, Including FDC*

Year Ended December 31, 2021
Proved Developed Producing
Change in FDC ($000s)	(11,616)
Reserve Additions (MBOE)	14,338
F&D Costs ($/BOE)	9.51
F&D Recycle Ratio	4.0

Finding and Development Costs , Excluding FDC*

Year Ended December 31, 2021
Total Proved
Reserve Additions (MBOE)	11,860
F&D Costs ($/BOE)	12.48
F&D Recycle Ratio	3.0

Finding and Development Costs , Including FDC*

Year Ended December 31, 2021
Total Proved
Change in FDC ($000s)	70,697
Reserve Additions (MBOE)	11,860
F&D Costs ($/BOE)	18.44
F&D Recycle Ratio	2.0

*In all cases, the F&D number is calculated by dividing the identified capital expenditures by the applicable reserves additions both before and after changes in FDC costs. Both F&D costs take into account reserves revisions during the year on a per BOE basis. F&D recycle ratio is defined as fourth quarter operating netback per working interest sales volume BOE divided by the appropriate F&D costs on a per BOE basis. The aggregate of the exploration and development costs incurred in the financial year and the changes during that year in estimated future development costs may not reflect the total F&D costs related to reserves additions for that year.

Forecast prices

The pricing assumptions used in estimating NI 51-101 and COGEH compliant reserves data disclosed above with respect to net present values of future net revenue are set forth below. The price forecasts are based on McDaniel’s standard price forecast effective January 1, 2022. McDaniel is an independent qualified reserves evaluator and auditor pursuant to NI 51-101.

	Brent Crude Oil	WTI Crude Oil
Year	$US/bbl	$US/bbl
	January 1, 2022	January 1, 2022
2022	$75.00	$72.50
2023	$69.87	$67.32
2024	$67.63	$65.03
2025	$68.98	$66.33
2026	$70.36	$67.65

About Gran Tierra Energy Inc.

Gran Tierra Energy Inc. is an international oil and gas exploration and production company, headquartered in Calgary, Canada, incorporated in the United States, trading on the NYSE American (GTE), the Toronto Stock Exchange (GTE) and the London Stock Exchange (GTE), with assets currently in Colombia and Ecuador. Gran Tierra holds interests in producing and prospective properties in Colombia and prospective properties in Ecuador. Gran Tierra has a strategy that focuses on establishing a portfolio of producing properties, plus production enhancement and exploration opportunities to provide a base for future growth.

Gran Tierra's Securities and Exchange Commission filings are available on the SEC website at www.sec.gov and on SEDAR at www.sedar.com.

Contact Information

For investor and media inquiries please contact:

Gary Guidry, Chief Executive Officer

Ryan Ellson, Executive Vice President & Chief Financial Officer

Rodger Trimble, Vice President, Investor Relations

Tel: +1.403.265.3221

For more information on Gran Tierra please go to: www.grantierra.com.

1 Based on estimated year-end 2021 debt of $668 million comprised of Senior Notes of $600 million (gross) and $68 million under our credit facility, prepared in accordance with GAAP.

FORWARD LOOKING STATEMENTS ADVISORY

This press release contains opinions, forecasts, projections, and other statements about future events or results that constitute forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and financial outlook and forward looking information within the meaning of applicable Canadian securities laws (collectively, "forward-looking statements"), which can be identified by such terms as “expect,” “plan,” "forecast," “project,” "objective," “will,” “believe,” "should," "could," "allow" and other terms that are forward-looking in nature. Such forward-looking statements include, but are not limited to, the Company's expectations regarding its capital program, and ability to fund the Company’s exploration program over a period of time, 2022 and beyond outlook, the benefits of reduced capital spending and G&A expenses, well performance, production, the restart of production and workover activity, future development costs, infrastructure schedules, waterflood impacts and plans, growth of referenced reserves, forecast prices, five-year expected oil sales and cash flow and net revenue, estimated recovery factors, liquidity and access to capital, the Company’s strategies and results thereof, the Company’s operations including planned operations and developments, the impact of the COVID-19 pandemic and the Company’s response thereto, disruptions to operations and the decline in industry conditions, and expectations regarding environmental commitments.

The forward-looking statements contained in this press release reflect several material factors and expectations and assumptions of Gran Tierra including, without limitation, that Gran Tierra will continue to conduct its operations in a manner consistent with its current expectations, the accuracy of testing and production results and seismic data, pricing and cost estimates (including with respect to commodity pricing and exchange rates), rig availability, the effects of drilling down-dip, the effects of waterflood and multi-stage fracture stimulation operations, the extent and effect of delivery disruptions, and the general continuance of current or, where applicable, assumed operational, regulatory and industry conditions including in areas of potential expansion, and the ability of Gran Tierra to execute its current business and operational plans in the manner currently planned. Gran Tierra believes the material factors, expectations and assumptions reflected in the forward-looking statements are reasonable at this time but no assurance can be given that these factors, expectations and assumptions will prove to be correct.

Among the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements in this press release are: Gran Tierra's operations are located in South America and unexpected problems can arise due to guerilla activity or local blockades or protests; technical difficulties and operational difficulties may arise which impact the production, transport or sale of our products; other disruptions to local operations; global health (including the ongoing COVID-19 pandemic); global and regional changes in the demand, supply, prices, differentials or other market conditions affecting oil and gas, including changes resulting from a global health crisis or from the imposition or lifting of crude oil production quotas or other actions that might be imposed by OPEC and other producing countries and the resulting company or third-party actions in response to such changes; changes in commodity prices, including a prolonged decline in these prices relative to historical or future expected levels; the risk that current global economic and credit conditions may impact oil prices and oil consumption more than Gran Tierra currently predicts, which could cause Gran Tierra to further modify its strategy and capital spending program; prices and markets for oil and natural gas are unpredictable and volatile; the accuracy of productive capacity of any particular field; geographic, political and weather conditions can impact the production, transport or sale of our products; the ability of Gran Tierra to execute its business plan and realize expected benefits from current initiatives; the risk that unexpected delays and difficulties in developing currently owned properties may occur; the ability to replace reserves and production and develop and manage reserves on an economically viable basis; the accuracy of testing and production results and seismic data, pricing and cost estimates (including with respect to commodity pricing and exchange rates); the risk profile of planned exploration activities; the effects of drilling down-dip; the effects of waterflood and multi-stage fracture stimulation operations; the extent and effect of delivery disruptions, equipment performance and costs; actions by third parties; the timely receipt of regulatory or other required approvals for our operating activities; the failure of exploratory drilling to result in commercial wells; unexpected delays due to the limited availability of drilling equipment and personnel; volatility or declines in the trading price of our common stock or bonds; the risk that Gran Tierra does not receive the anticipated benefits of government programs, including government tax refunds; Gran Tierra's ability to comply with financial covenants in its credit agreement and indentures and make borrowings under its credit agreement; and the risk factors detailed from time to time in Gran Tierra's periodic reports filed with the Securities and Exchange Commission, including, without limitation, under the caption "Risk Factors" in Gran Tierra's Annual Report on Form 10-K for the year ended December 31, 2020 and its other filings with the Securities and Exchange Commission. These filings are available on the Securities and Exchange Commission website at http://www.sec.gov and on SEDAR at www.sedar.com.

Statements relating to “reserves” are also deemed to be forward-looking statements, as they involve the implied assessment, based on certain estimates and assumptions, including that the reserves described can be profitably produced in the future.

Guidance is uncertain, particularly when given over extended periods of time, and results may be materially different. Although the current capital spending program and long term strategy of Gran Tierra is based upon the current expectations of the management of Gran Tierra, should any one of a number of issues arise, Gran Tierra may find it necessary to alter its business strategy and/or capital spending program and there can be no assurance as at the date of this press release as to how those funds may be reallocated or strategy changed and how that would impact Gran Tierra's results of operations and financing position. In particular, the unprecedented nature of the current pandemic and the resulting economic conditions may make it particularly difficult to identify risks or predict the degree to which identified risks will impact Gran Tierra's business and financial condition. All forward-looking statements are made as of the date of this press release and the fact that this press release remains available does not constitute a representation by Gran Tierra that Gran Tierra believes these forward-looking statements continue to be true as of any subsequent date. Actual results may vary materially from the expected results expressed in forward-looking statements. Gran Tierra disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by applicable securities laws. Gran Tierra’s forward-looking statements are expressly qualified in their entirety by this cautionary statement.

The estimates of cash flow and interest and certain expenses may be considered to be future-oriented financial information or a financial outlook for the purposes of applicable Canadian securities laws. Financial outlook and future oriented financial information contained in this press release about prospective financial performance, financial position or cash flows are provided to give the reader a better understanding of the potential future performance of the Company in certain areas and are based on assumptions about future events, including economic conditions and proposed courses of action, based on management’s assessment of the relevant information currently available, and to become available in the future. In particular, this press release contains projected operational and financial information for 2022 and for the next five years to allow readers to assess the Company’s ability to fund its programs. These projections contain forward-looking statements and are based on a number of material assumptions and factors set out above. Actual results may differ significantly from the projections presented herein. The actual results of Gran Tierra’s operations for any period could vary from the amounts set forth in these projections, and such variations may be material. See above for a discussion of the risks that could cause actual results to vary. The future-oriented financial information and financial outlooks contained in this press release have been approved by management as of the date of this press release. Readers are cautioned that any such financial outlook and future-oriented financial information contained herein should not be used for purposes other than those for which it is disclosed herein. The Company and its management believe that the prospective financial information has been prepared on a reasonable basis, reflecting management’s best estimates and judgments, and represent, to the best of management’s knowledge and opinion, the Company’s expected course of action. However, because this information is highly subjective, it should not be relied on as necessarily indicative of future results.

Non-GAAP Measures

This press release includes non-GAAP measures which do not have a standardized meaning under GAAP. Investors are cautioned that these measures should not be construed as alternatives to net loss or other measures of financial performance as determined in accordance with GAAP. Gran Tierra's method of calculating these measures may differ from other companies and, accordingly, they may not be comparable to similar measures used by other companies.

Operating netback as presented is defined as oil sales less operating and transportation expenses. Management believes that operating netback is a useful supplemental measure for investors to analyze financial performance and provide an indication of the results generated by Gran Tierra's principal business activities prior to the consideration of other income and expenses. A reconciliation operating netback per boe to the most directly comparable measure calculated and presented in accordance with GAAP is as follows:

	Three months ended December 31, 2021
	(Thousands of U.S Dollars)	($/bbl, per WI sales volumes)
Oil sales	$146,287	$53.26
Operating expenses	(39,708)	(14.46)
Transportation expenses	(2,867)	(1.04)
Operating netback	$103,712	$37.76

Unaudited Financial Information

Certain financial and operating results included in this press release, including debt, capital expenditures, and production information, are based on unaudited estimated results. These estimated results are subject to change upon completion of the Company's audited financial statements for the year ended December 31, 2021, and changes could be material. Gran Tierra anticipates filing its audited financial statements and related management's discussion and analysis for the year ended December 31, 2021 on or before February 22, 2022.

DISCLOSURE OF OIL AND GAS INFORMATION

Gran Tierra's Statement of Reserves Data and Other Oil and Gas Information on Form 51-101F1 dated effective as at December 31, 2021, which will include further disclosure of its oil and gas reserves and other oil and gas information in accordance with NI 51-101 forming the basis of this press release, will be available on SEDAR at www.sedar.com on or before February 22, 2022.

All reserves values, future net revenue and ancillary information contained in this press release as of December 31, 2020 are derived from a report with an effective date of December 31, 2020 prepared by McDaniel and calculated in compliance with NI 51-101 and COGEH.

Estimates of net present value and future net revenue contained herein do not necessarily represent fair market value. Estimates of reserves and future net revenue for individual properties may not reflect the same level of confidence as estimates of reserves and future net revenue for all properties, due to the effect of aggregation. There is no assurance that the forecast price and cost assumptions applied by McDaniel in evaluating Gran Tierra’s reserves will be attained and variances could be material. All reserves assigned in the GTE McDaniel Reserves Report are located in Colombia and Ecuador and presented on a consolidated basis.

All evaluations of future net revenue contained in the GTE McDaniel Reserves Report are after the deduction of royalties, operating costs, development costs, production costs and abandonment and reclamation costs but before consideration of indirect costs such as administrative, overhead and other miscellaneous expenses. It should not be assumed that the estimates of future net revenues presented in this press release represent the fair market value of the reserves. There are numerous uncertainties inherent in estimating quantities of crude oil, reserves and the future cash flows attributed to such reserves. The reserve and associated cash flow information set forth in the GTE McDaniel Reserves Report are estimates only.

References to a formation where evidence of hydrocarbons has been encountered is not necessarily an indicator that hydrocarbons will be recoverable in commercial quantities or in any estimated volume. Gran Tierra's reported production is a mix of light crude oil and medium and heavy crude oil for which there is no precise breakdown since the Company's oil sales volumes typically represent blends of more than one type of crude oil. Drilling locations disclosed herein are derived from the GTE McDaniel Reserves Report and account for drilling locations that have associated Proved and/or Probable reserves, as applicable. Well test results should be considered as preliminary and not necessarily indicative of long-term performance or of ultimate recovery. Well log interpretations indicating oil and gas accumulations are not necessarily indicative of future production or ultimate recovery. If it is indicated that a pressure transient analysis or well-test interpretation has not been carried out, any data disclosed in that respect should be considered preliminary until such analysis has been completed. References to thickness of "oil pay" or of a formation where evidence of hydrocarbons has been encountered is not necessarily an indicator that hydrocarbons will be recoverable in commercial quantities or in any estimated volume.

Definitions

Proved reserves are those reserves that can be estimated with a high degree of certainty to be recoverable. It is likely that the actual remaining quantities recovered will exceed the estimated proved reserves.

Probable reserves are those additional reserves that are less certain to be recovered than proved reserves. It is equally likely that the actual remaining quantities recovered will be greater or less than the sum of the estimated proved plus probable reserves.

Possible reserves are those additional reserves that are less certain to be recovered than Probable reserves. There is a 10% probability that the quantities actually recovered will equal or exceed the sum of Proved plus Probable plus Possible reserves.

Proved developed producing reserves are those reserves that are expected to be recovered from completion intervals open at the time of the estimate. These reserves may be currently producing or, if shut-in, they must have previously been on production, and the date of resumption of production must be known with reasonable certainty.

Undeveloped reserves are those reserves expected to be recovered from known accumulations where a significant expenditure (e.g., when compared to the cost of drilling a well) is required to render them capable of production. They must fully meet the requirements of the reserves category (proved, probable, possible) to which they are assigned.

Certain terms used in this press release but not defined are defined in NI 51-101, CSA Staff Notice 51-324 – Revised Glossary to NI 51-101, Standards of Disclosure for Oil and Gas Activities (“CSA Staff Notice 51-324”) and/or the COGEH and, unless the context otherwise requires, shall have the same meanings herein as in NI 51-101, CSA Staff Notice 51-324 and the COGEH, as the case may be.

Oil and Gas Metrics

This press release contains a number of oil and gas metrics, including NAV per share, F&D costs, F&D recycle ratio, operating netback, reserve life index and reserves replacement, which do not have standardized meanings or standard methods of calculation and therefore such measures may not be comparable to similar measures used by other companies and should not be used to make comparisons. Such metrics have been included herein to provide readers with additional measures to evaluate the Company's performance; however, such measures are not reliable indicators of the future performance of the Company and future performance may not compare to the performance in previous periods.

•	NAV per share is calculated as NPV10 (before or after tax, as applicable) minus estimated debt, divided by the number of shares of Gran Tierra's common stock issued and outstanding. Management uses NAV per share as a measure of the relative change of Gran Tierra's net asset value over its outstanding common stock over a period of time.

•	F&D costs are calculated as estimated exploration and development capital expenditures, excluding acquisitions and dispositions, divided by the applicable reserves additions both before and after changes in FDC costs. The calculation of F&D costs incorporates the change in FDC required to bring proved undeveloped and developed reserves into production. The aggregate of the exploration and development costs incurred in the financial year and the changes during that year in estimated FDC may not reflect the total F&D costs related to reserves additions for that year. Management uses F&D costs per boe as a measure of its ability to execute its capital program and of its asset quality.

•	F&D recycle ratio is calculated as fourth quarter operating netback per WI sales volume divided by the appropriate F&D costs per boe. Management uses F&D recycle ratio as an indicator of profitability of its oil and gas activities.

•	Operating netback is calculated as described in this press release. Management believes that operating netback is a useful supplemental measure for investors to analyze financial performance and provide an indication of the results generated by Gran Tierra's principal business activities prior to the consideration of other income and expenses.

•	Reserve life index is calculated as reserves in the referenced category divided by the referenced estimated Colombia production. Management uses this measure to determine how long the booked reserves will last at current production rates if no further reserves were added.

•	Reserves replacement is calculated as reserves in the referenced category divided by estimated referenced production. Management uses this measure to determine the relative change of its reserve base over a period of time.

Disclosure of Reserve Information and Cautionary Note to U.S. Investors

Unless expressly stated otherwise, all estimates of proved, probable and possible reserves and related future net revenue disclosed in this press release have been prepared in accordance with NI 51-101. Estimates of reserves and future net revenue made in accordance with NI 51-101 will differ from corresponding estimates prepared in accordance with applicable U.S. Securities and Exchange Commission (“SEC”) rules and disclosure requirements of the U.S. Financial Accounting Standards Board (“FASB”), and those differences may be material. NI 51-101, for example, requires disclosure of reserves and related future net revenue estimates based on forecast prices and costs, whereas SEC and FASB standards require that reserves and related future net revenue be estimated using average prices for the previous 12 months. In addition, NI 51-101 permits the presentation of reserves estimates on a “company gross” basis, representing Gran Tierra’s working interest share before deduction of royalties, whereas SEC and FASB standards require the presentation of net reserve estimates after the deduction of royalties and similar payments. There are also differences in the technical reserves estimation standards applicable under NI 51-101 and, pursuant thereto, the COGEH, and those applicable under SEC and FASB requirements.

In addition to being a reporting issuer in certain Canadian jurisdictions, Gran Tierra is a registrant with the SEC and subject to domestic issuer reporting requirements under U.S. federal securities law, including with respect to the disclosure of reserves and other oil and gas information in accordance with U.S. federal securities law and applicable SEC rules and regulations (collectively, "SEC requirements"). Disclosure of such information in accordance with SEC requirements is included in the Company's Annual Report on Form 10-K and in other reports and materials filed with or furnished to the SEC and, as applicable, Canadian securities regulatory authorities. The SEC permits oil and gas companies that are subject to domestic issuer reporting requirements under U.S. federal securities law, in their filings with the SEC, to disclose only estimated proved, probable and possible reserves that meet the SEC's definitions of such terms. Gran Tierra has disclosed estimated proved, probable and possible reserves in its filings with the SEC. In addition, Gran Tierra prepares its financial statements in accordance with United States generally accepted accounting principles, which require that the notes to its annual financial statements include supplementary disclosure in respect of the Company's oil and gas activities, including estimates of its proved oil and gas reserves and a standardized measure of discounted future net cash flows relating to proved oil and gas reserve quantities. This supplementary financial statement disclosure is presented in accordance with FASB requirements, which align with corresponding SEC requirements concerning reserves estimation and reporting.

Investors are urged to consider closely the disclosures and risk factors in the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and in the other reports and filings with the SEC, available from the Company's offices or website. These reports can also be obtained from the SEC website at www.sec.gov.